                                                                       EXHIBIT 5

                     [LETTERHEAD OF KATTEN MUCHIN & ZAVIS]

                                August 14, 1998

PLATINUM technology, inc.
1815 South Meyers Road
Oakbrook Terrace, Illinois  60181

  Re:  Registration Statement on Form S-8
       ----------------------------------

Ladies and Gentlemen:

     We have represented PLATINUM technology, inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to $40,000,000 in Deferred Compensation Plan Obligations (the "Obligations") under the PLATINUM technology, inc. Deferred Compensation Plan (the "Deferred Plan").

     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Restated Certificate of Incorporation of the Company, as amended, (c) the Bylaws of the Company, (d) records of proceedings and actions of the Company's Board of Directors and (e) the Deferred Plan.

     In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

     Based upon and subject to the foregoing, it is our opinion that the obligations, when issued by the Company in accordance with the terms of the Deferred Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by the effects of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally or by the effects of general principles of equity, whether applied by a court of law or equity.

PLATINUM technology, inc.
August 13, 1998
Page 2



     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations promulgated thereunder.


                                       Very truly yours,

                                       /s/ KATTEN MUCHIN & ZAVIS

                                           KATTEN MUCHIN & ZAVIS